SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        Intelligent Medical Imaging, Inc.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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    Aggregate number of securities to which transaction applies:
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    Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously
    Paid:
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

                                   (IMI LOGO)


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

To the Stockholders of Intelligent Medical Imaging, Inc.:

     The Annual Meeting of Stockholders of Intelligent Medical Imaging, Inc. ("IMI" or the "Company") will be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410 on May 22, 1997, at 2:00 p.m. (Florida time) for the following purposes:

   1. To elect seven (7) directors to serve for the ensuing year and until their successors are elected and qualified.

   2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on Monday, March 31, 1997 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the principal offices of the Company at 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, SHOULD YOU SO DESIRE.

                                        By Order of the Board of Directors,


                                        Gene M. Cochran
                                        CORPORATE SECRETARY

Palm Beach Gardens, Florida
April 21, 1997

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
   COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                       INTELLIGENT MEDICAL IMAGING, INC.
                      4360 Northlake Boulevard, Suite 214
                       Palm Beach Gardens, Florida 33410

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Intelligent Medical Imaging, Inc. ("IMI" or the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held on May 22, 1997 at 2:00 p.m. (Florida time), or at any adjournment or postponement thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410. IMI's telephone number is (561) 627-0344.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1996, including financial statements, were mailed on or about April 21, 1997 to each stockholder entitled to vote at the Annual Meeting.

RECORD DATE

     Stockholders of record at the close of business on March 31, 1997 (the "Record Date") are entitled to vote at the Annual Meeting.

OUTSTANDING SHARES

     Common Stock, par value $.01 per share, is the only class of Company stock outstanding. On the Record Date, 10,908,054 shares of Common Stock were issued and outstanding.

VOTING RIGHTS AND VOTING OF PROXIES

     Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. When proxies are returned to the Board of Directors properly signed and dated, the shares represented thereby will be voted in accordance with that stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, a broker non-vote will not affect the outcome of the voting on a proposal.

REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

SOLICITATION

     The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owner of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, certain directors, officers, and other employees of IMI, not specifically employed for that purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telecopy.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its executive offices on or before December 22, 1997 and must otherwise be in compliance with the Company's Certificate of Incorporation and Bylaws and applicable laws and regulations in order to be eligible for consideration for inclusion in the 1998 Annual Meeting proxy or accompanying proxy statement. If you wish to submit a proposal to be considered at the 1998 Annual Meeting, please send it registered mail, return receipt requested, to Corporate Secretary, Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The number of directors authorized by the Company's Bylaws is a maximum of nine, with the exact number currently fixed by the Board of Directors at seven. Each director is elected to serve until the next annual meeting of the stockholders and until his successor shall have been elected and qualified. Each of the seven nominees below was nominated by Company management and is presently a director of the Company. Each nominee has consented to be named in the Proxy Statement and to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees listed will not be available to serve, but if any nominee should be or become unable or unwilling to serve, the shares represented by the proxies received by the Company will be voted for the election of some other person as director, as the Board of Directors shall recommend.

     Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as directors of the nominees named below. A plurality of votes cast at the meeting, in person or by proxy, is required to elect each director.

     Set forth below is information regarding such nominees for directors, including their respective ages and principal occupations or employment and business experience during at least the last five years:

                                                                                         HAS SERVED
                                                                                         AS DIRECTOR
NAME                         AGE                 POSITION WITH COMPANY                     SINCE
-------------------------   ------   ------------------------------------------------   -------------
Tyce M. Fitzmorris(1)        54       Chairman of the Board of Directors, President        1989
                                       and Chief Executive Officer
Gene M. Cochran(1)           56       Chief Financial Officer, Treasurer, Secretary        1994
                                       and Director
James E. Davis               63       Director                                             1996
R. Wayne Fritzsche(1)        48       Director                                             1994
George Masters(2)(3)         56       Director                                             1994
James Skinner(2)(3)          52       Director                                             1994
William Whittaker(2)(3)      63       Director                                             1991

----------------
(1) Member of Non-Employee Director Stock Option Plan Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

     Mr. Fitzmorris is the Company's founder and has served as Chief Executive Officer since June 1989. He served as its President from June 1989 until June 1991. Mr. Fitzmorris was re-appointed as President of the Company in July 1993. In 1985, Mr. Fitzmorris founded Vistech Corporation ("Vistech") and served as Chairman of the Board and President until Vistech was sold in 1988. Vistech developed high speed computerized vision inspection systems for beverage containers, which systems are being placed worldwide with Coca-Cola Enterprises, Inc., PepsiCo, Inc. and other bottlers.

     Mr. Cochran has served as Chief Financial Officer of the Company since October 1994. Prior to joining the Company, Mr. Cochran served from 1970 to 1995 as the principal of Gene M. Cochran & Co., an accounting and consulting firm. From 1987 to 1994, Mr. Cochran served as Chief Financial Officer and director for WHW Holding Company, Krisam Group, Inc., CW Travel, Inc. and NuPhase Technology, Inc. Prior to 1989, Mr. Cochran was a director of Vistech Corporation ("Vistech"), and from 1978 until Vistech was sold in 1983, he served as Chief Executive Officer and director of Mission Home Health, Inc., a home healthcare company.

     Mr. Davis is the founder of 3-D Machining, Inc., an industrial design and machining company, and has served as its President since its inception in June 1994. He is also the founder, Vice President and a director of Cross Check Corporation, a company engaged in the development of electro-optic devices to photograph fingerprints for access control. From 1987 to 1991, Mr. Davis served as Chief Executive Officer and a director of Tele-Optics, Inc. From 1991 to June 1994, Mr. Davis was employed by Ogden Corporation as Assistant to the President following Ogden Corporation's acquisition of a division of Tele-Optics, Inc.

     Mr. Fritzsche has since 1991 served as Chairman and Chief Executive Officer of Fritzsche & Associates, Inc., a consulting firm. He was Vice President-Corporate Development of the Company from October 1994 until his resignation from such office in October 1995. Mr. Fritzsche served as founder of several medical and/or pharmaceutical companies, including The Immune Response Corporation, Cortex Pharmaceuticals, Inc. and Cytogen Corporation. From 1981 to 1991 he was Chairman of Fritzsche Pambianchi & Associates, Inc. He has served as a corporate development and marketing executive in a number of health care companies, including Johnson & Johnson Company, Hoechst-Celanese Corporation, Warner-Lambert Company, and Carter-Wallace Inc. Mr. Fritzsche currently serves as a member of the Board of Directors of Intelligent Decision Systems, Inc., a publicly held medical computer company. He is also a director of Protein Delivery, Inc., an oral drug delivery company, ARZCO Medical Systems, Inc., a cardiac device company, and Clarion Pharmaceutical, Inc., a pharmaceutical company, each of which is privately held.


     Mr. Masters served as Vice Chairman, President and Chief Executive Officer of Seragen, Inc., a publicly held biotechnology company ("Seragen"), from April 1993 until November 1996. Prior to joining Seragen in 1993, Mr. Masters served as President and Chief Executive Officer of Verax Corporation, a bioprocessing company, from 1991 to 1993. He also served as President and Chief Executive Officer of Hemosol, Inc., a biopharmaceutical company, from 1989 to 1991. Mr. Masters is on the Governing Board of the Biotechnology Industry Organization in Washington, D.C. and is Chairman of the Small Business Development Board for the State of Maine. He is also on the Board of Visitors of Boston University School of Medicine and the Board of Associates of the Whitehead Institute for Biomedical Research at Massachusetts Institute of Technology. Mr. Masters serves as Chairman of the Board of Directors of Immucell, Inc., a biopharmaceutical company, Vice Chairman of the Board of Directors of Hemosol, Inc., a developer of artificial red blood cells, and Vice Chairman of the Board of Directors of CME Telemetrix, Inc., a medical instrumentation company, all of which companies are publicly held. Mr. Masters also serves as a member of the Board of Directors of the following privately held companies: BioCatalyst Yorkton, Inc. (Chairman), PharmX, Inc., ProScript, Inc., CompuCyte, Inc. and Apollo BioPharmaceutics.

     Mr. Skinner has served since October 1996 as the President and Chief Executive Officer of Xanthon, Inc., a private biotechnology company. Since October 1996, Mr. Skinner has also served as Chairman of the Board of Directors of Diagnostix, Ltd., a Canadian distributor of medical laboratory products. From 1987 to July 1996, he served as the President, Chief Executive Officer and a director of Editek, Inc., a biotechnology company. From 1983 to 1989, Mr. Skinner was the founder and a director of Access Medical Systems, Inc. He has also formerly served as a director of General Biometrics, Inc., a biotechnology company, and BSD Medical Corporation, a medical products company.

     Mr. Whittaker is currently retired. He served as the President and Chief Operating Officer of the Company from June 1991 through July 1993. From 1982 to 1989, Mr. Whittaker was employed by National Medical Care, Inc. ("National Medical Care"), a division of W.R. Grace & Company ("W.R. Grace"). From 1987 to 1989, Mr. Whittaker served in several senior management positions at W.R. Grace, including Senior Vice President Corporate, President of the Medical Products Division and President of the Home Care Division of National Medical Care. After his departure from W.R. Grace in 1989, Mr. Whittaker worked as a private management consultant. Mr. Whittaker serves as a director of Marcor, Inc., a privately held water treatment company.

     There are no family relationships between any directors or executive officers of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" EACH OF THE NOMINEES LISTED ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1993, the Company issued a promissory note to each of Tyce M. Fitzmorris (Chairman of the Board of Directors, President and Chief Executive Officer), Eric Espenhahn (Vice President-Product Development) and Jaime Pereira (Vice President-Engineering) evidencing accrued but unpaid salaries and benefits, loans and interest with respect to all of the foregoing. The principal amounts of the promissory notes issued to Messrs. Fitzmorris, Espenhahn and Pereira were $331,884, $62,984 and $27,017, respectively. In April 1996, the Company paid the outstanding balances due under these notes in the respective amounts of $369,514, $77,995 and $33,456 from the proceeds of the Company's initial public offering.

     In October 1994, Mr. Davis entered into a Service Agreement with the Company, which Service Agreement provided for the payment to Mr. Davis of $45 per hour for engineering consulting services rendered by him. Mr. Davis became a director of the Company in July 1996. The Service Agreement was terminated December 31, 1996. The Company paid Mr. Davis the aggregate amount of $30,000 in 1996 for services rendered pursuant to the Service Agreement. The Company leased its manufacturing facility in Riviera Beach, Florida, from a partnership of which Mr. Davis is a general partner; the rent expense paid under such lease in 1996 was approximately $50,000. The lease for this manufacturing facility terminated on March 31, 1997. In addition, the Company purchased approximately $250,000 of inventory in 1996 from 3-D Machining, Inc., a company owned by Mr. Davis (76%) and his sons. Mr. Davis is President of 3-D Machining, Inc.

     Fritzsche & Associates, Inc. ("FAI"), which is owned by Mr. Fritzsche, a director of the Company, entered into a Consulting Agreement with the Company dated as of December 1, 1993 (the "FAI Consulting Agreement") pursuant to which the Company engaged FAI to provide corporate finance, strategic planning and marketing assistance and other consulting services. The FAI Consulting Agreement originally provided for a monthly retainer of $4,000, which accrued without interest until the earlier of December 1, 1994 or the receipt by the Company of $500,000 in net revenues from transactions introduced by FAI, and success fees tied to net revenues from such transactions. The amended FAI Consulting Agreement currently provides for annual consulting fees (payable in monthly installments) of $102,000 in 1995, $150,000 in 1996 and $102,000 in each of
1997, 1998 and 1999; provided, however, that the Company and FAI agreed to renegotiate the schedule of payments for 1997, 1998 and 1999 in the event of a material shortfall in anticipated revenues from international sales of the Micro21 System in those years. The Company paid FAI $52,500 in 1994, $102,000 in 1995, and $127,339 in 1996.

     In June 1994, Mr. Fritzsche made loans to the Company in the aggregate amount of $300,000, evidenced by a 10% Secured Convertible Promissory Note (the "Convertible Note") payable on July 1, 1996, which was converted as of that date into 274,389 shares of Common Stock at a conversion rate of $1.09 per share. As additional consideration for the loan, Mr. Fritzsche received warrants for the purchase of 274,389 shares of Common Stock at an exercise price of $1.09 per share. These warrants expire, if unexercised, in July 1999.

     In September 1994, Mr. Fritzsche, through his IRA account ("Mr. Fritzsche's IRA Account") purchased a $200,000 18% Convertible Note payable by the Company in September 1995 (the "Fritzsche Note"), in connection with the sale to investors in September 1994 of $930,000 aggregate principal amount of 18% convertible notes due September 1995 (the "September Convertible Notes"). In accordance with their terms, the September Convertible Notes automatically converted into shares of Common Stock at the rate of $2.00 per share in January 1995 in connection with a private placement of shares of Common Stock except that, as a condition to the investment by Mr. Fritzsche's IRA Account, the Company agreed to extend the conversion privilege with respect to the Fritzsche Note. The Fritzsche Note was voluntarily converted into 100,000 shares of Common Stock in June 1995. Accrued interest under the Fritzsche Note, in the amount of $80,605, was paid in March 1996 from the proceeds of the Company's initial public offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Skinner, Masters and Whittaker, all of whom are outside directors. Mr. Whittaker was employed by the Company pursuant to the terms of a Service Agreement dated June 20, 1991 and was elected President and Chief Operating Officer and appointed to the Board of Directors. In connection therewith, the Company granted Mr. Whittaker a warrant (the "Whittaker Warrant") for the purchase of 690,000 shares of Common Stock at an exercise price of $1.67 per share, and Mr. Whittaker invested $100,000 for the purchase of 60,000 shares of Common Stock at $1.67 per share. The Whittaker Warrant was to expire on September 30, 1997 and included a vesting schedule tied to Mr. Whittaker's tenure of employment. The Company was unable to pay Mr. Whittaker's salary in full. In June 1993, the Service Agreement was amended changing Mr. Whittaker's relationship with the Company from employee to consultant. In connection with this amendment, the Whittaker Warrant was exchanged for a new, fully-vested warrant (the "New Whittaker Warrant") to purchase 300,000 shares of Common Stock at an exercise price of $1.00 per share, which expires on October 2001, and Mr. Whittaker resigned as President. In October 1994, Mr. Whittaker and the Company entered into an agreement pursuant to which Mr. Whittaker agreed to forbear from collection of a total of $275,000 due to him under the Service Agreement in exchange for the Company's agreement to pay him $275,000 plus interest at the prime rate of a local bank on the earlier of October 5, 2001 or ten days after the Company consummated its initial public offering. On April 1, 1996, the Company repaid Mr. Whittaker the full amount of $318,569 from the proceeds of its initial public offering.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock of the Company to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 1996, with the exception that: (i) Jaime Pereira, an executive officer, inadvertently failed to timely file a Form 4 to reflect the exercise of certain options held by him, which options were previously reported on a Form 3 filed by Mr. Pereira, and (ii) R. Wayne Fritzsche, a director, inadvertently failed to timely file a Form 4 to reflect the conversion of his Convertible Note into shares of Common Stock. Mr. Fritzsche's right to convert the Convertible Note into 274,389 shares of Common Stock was previously reported on a Form 3 filed by Mr. Fritzsche.

COMPENSATION OF DIRECTORS

     The Company's current policy is to pay each outside director who is neither an employee, officer or directly or indirectly a paid consultant to the Company an annual retainer of $10,000 per year, paid quarterly in arrears. Each such director is also paid $500 for each regular or special Board of Directors meeting ($250 with respect to meetings held by telephonic conference) and $500 for each meeting of any committee on which such director serves ($100 per hour with respect to committee meetings held by telephonic conference). The directors currently eligible to receive the foregoing compensation are Messrs. Davis, Masters, Skinner and Whittaker. The Company reimburses all directors for their authorized expenses. The Company granted to each of Messrs. Cochran, Masters and Skinner, upon their election to the Board of Directors in 1994, non-statutory stock options to purchase up to 19,800 shares of Common Stock. The options vest over a three year period with respect to 1,650 shares for each regular quarterly Board of Directors meeting attended by each such director. The options have a ten-year term and are exercisable at an exercise price of $2.00 per share, the fair market value of the Common Stock at the date of grant as determined by the Board of Directors. All of the foregoing options were granted pursuant to the Company's 1990 Stock Option Plan. With respect only to the options granted to Mr. Cochran, the Chief Financial Officer, Treasurer, Secretary and an employee of the Company, the stock option agreement evidencing the grant of such options has been amended to provide that Mr. Cochran may only exercise those options that had vested thereunder as of December 23, 1995 for the purchase of 8,250 shares.

     In December 1995, the Board of Directors adopted the 1995 Non-Employee Director Stock Option Plan (the "1995 Plan"). The 1995 Plan generally authorizes the grant of options to members of the Board of Directors who are not employees, officers or paid consultants of the Company, except that William Whittaker is not eligible to receive options under the 1995 Plan. Options granted under the 1995 Plan are non-statutory stock options. A total of 268,650 shares are reserved for issuance under the 1995 Plan. No stock options have been granted to date under the 1995 Plan. As of this date, only Messrs. Skinner and Masters are eligible to receive options under the 1995 Plan. Following the termination of his Service Agreement with the Company in December 1996, Mr. Davis will be eligible to participate in the 1995 Plan, assuming he is re-elected to the Board of Directors at the Annual

Meeting. The 1995 Plan is administered by the Non-Employee Director Stock Option Committee (the "Committee"). The Committee has full authority to make all determinations required or permitted under the 1995 Plan. Each director (other than Messrs. Skinner and Masters) eligible to receive options under the 1995 Plan will receive options to purchase 19,800 shares of Common Stock on the date that he or she is first elected to the Board of Directors with respect to any election held on or after January 1, 1996. Provided that a director has served on the Board of Directors for the preceding three-year period, he or she is eligible to receive options to purchase another 19,800 shares upon his or her re-election to the Board of Directors for his or her fourth, seventh, tenth, thirteenth and sixteenth consecutive one-year term. The initial grants of options under the 1995 Plan to Messrs. Masters and Skinner are subject to certain adjustments in the number of options granted, the dates such options are granted, and the dates such options become exercisable, because each of Mr. Masters and Mr. Skinner previously received options upon his election to the Board of Directors in December 1994 pursuant to the Company's 1990 Stock Option Plan. After the first annual meeting of stockholders held on or after December 1, 1997, Messrs. Masters and Skinner may be granted options on the same basis as other eligible directors. The exercise price of options, on a per share basis, may not be less than 100% of the fair market value of the Common Stock on the date of grant. No option may be granted having a term exceeding ten years. Each option will terminate within three months of the date following the termination of the optionee's status as a member of the Board of Directors for any reason. Options granted under the 1995 Plan will generally become exercisable as to one-twelfth of the shares subject to the option each quarter following the date of grant, provided that the optionee continued to serve on the Board of Directors through the end of such quarter. If an optionee fails to attend at least 50% of the regular or special Board of Directors meetings held in any year, options which become exercisable in such year but were not exercised as of the end of such year shall, in the discretion of the Board of Directors, terminate immediately.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of IMI met nine times during 1996. All directors attended all of the Board of Directors meetings held in 1996, except for Eric Espenhahn, Vice President-Product Development of the Company. Mr. Espenhahn was a member of the Board of Directors from 1989 until his resignation from the Board of Directors in July 1996. Mr. Espenhahn did not attend either of the two Board of Directors meetings held in 1996 prior to the effective date of his resignation.

     The Board of Directors has the following standing committees: Audit, Compensation, and Non-Employee Director Stock Option Plan.

     The Audit Committee reviews the records and affairs of IMI to determine their financial condition, oversees the adequacy of the systems of internal control and monitors IMI's adherence in accounting and financial reporting to generally accepted accounting principles. The Audit Committee met one time in 1996. The Audit Committee is currently comprised of Messrs. Masters, Skinner and Whittaker.

     The Compensation Committee determines compensation for officers and administers the Company's 1990 Stock Option Plan. No officer serving on the Board of Directors or the Compensation Committee has participated in decisions awarding compensation or granting of stock options to himself. The Compensation Committee met five times in 1996. The Compensation Committee is currently comprised of Messrs. Masters, Skinner and Whittaker.

     The Non-Employee Director Stock Option Plan Committee administers the Company's 1995 Non- Employee Director Stock Option Plan. This Committee did not meet in 1996. The Non-Employee Director Stock Option Plan Committee is currently comprised of Messrs. Fitzmorris, Cochran and Fritzsche.

     The Company's Bylaws authorize the establishment of a Nominating Committee, which has the authority to nominate such persons as it may determine to stand for election to the Board of Directors. To date, no directors have been named to the Nominating Committee, and therefore no meetings of the

Nominating Committee occurred in 1996. Stockholders may nominate persons to stand for election to the Board of Directors by complying with the procedure for such nominations set forth in the Company's Bylaws.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has acted as the Company's independent auditors since 1991. Ernst & Young LLP has been recommended by the Audit Committee and approved by the Board of Directors as the Company's independent auditors for the year ending December 31, 1997, subject to ratification of such appointment by the stockholders. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders. Ratification of the Company's independent auditors is not required by the Company's By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice.

     Ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendations of the Audit Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and the Company's three other executive officers who were serving as executive officers at the end of fiscal 1996 (collectively, the "Named Officers"), and (iv) all Named Officers and directors of the Company as a group.

NAME AND ADDRESS                      AMOUNT AND NATURE
OF BENEFICIAL OWNER(1)            OF BENEFICIAL OWNERSHIP(2)   PERCENT OF CLASS
--------------------------------  --------------------------   ----------------
The TCW Group, Inc.                               588,500               5.4%
865 S. Figueroa Street
Los Angeles, CA 90017

Robert Day                                        588,500(3)            5.4%
200 Park Avenue, Suite 2200
New York, NY 10166

Gene M. Cochran                                    40,175(4)              *
James E. Davis                                      1,969(5)              *
Eric Espenhahn                                    822,623(6)            7.4%
Tyce M. Fitzmorris                              2,199,878(7)           19.8%
R. Wayne Fritzsche                                976,642(8)            8.8%
George Masters                                     14,850(9)              *
Jaime Pereira                                     414,354(10)           3.7%
James Skinner                                      14,850(11)             *
William Whittaker                                 360,000(12)           3.2%
All Named Officers and directors
 as a group (9 persons)                         4,845,341(13)          39.9%

----------------
  *  Less than 1% of the outstanding Common Stock.
 (1) Unless otherwise indicated, the address for each beneficial owner is c/o Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, FL 33410.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or stock warrants currently exercisable or convertible, or exercisable or convertible within sixty days, are deemed outstanding for computing the percentage ownership of the person holding such stock options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.
 (3) These shares are owned by The TCW Group, Inc., which, based on a Schedule 13G filed by The TCW Group, Inc. and Robert Day (an individual) on February 12, 1997, may be deemed controlled by Robert Day.
 (4) Includes 37,125 shares issuable upon exercise of stock options exercisable within 60 days.
 (5) Represents 1,969 shares issuable upon exercise of stock options exercisable within 60 days.
 (6) Includes 100,000 shares held of record by Mr. Espenhahn's wife and 8,000 shares held of record by Mr. Espenhahn as custodian for his son. Mr. Espenhahn disclaims beneficial ownership of such securities. Also includes 195,353 shares issuable upon exercise of stock options exercisable within 60 days.
 (7) Includes 570,000 shares held of record by Mr. Fitzmorris' wife, children and his wife as custodian for one child, who have granted to Mr. Fitzmorris irrevocable voting proxies and a purchase option with respect to such shares. Mr. Fitzmorris disclaims beneficial ownership of such shares. Also includes 195,353 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 24,039 shares beneficially owned by Mr. Fitzmorris' parents and 9,999 shares beneficially owned by Mr. Fitzmorris' daughter and her spouse, as to which Mr. Fitzmorris disclaims beneficial ownership.
 (8) Includes 9,000 shares held of record by Mr. Fritzsche's wife, as to which Mr. Fritzsche disclaims beneficial ownership. Also includes 213,489 shares issuable upon the exercise of warrants and 100,000 shares held of record by Mr. Fritzsche's IRA Account. Does not include 36,000 shares held of record by an irrevocable trust for the benefit of Mr. Fritzsche's children.
 (9) Includes 4,950 shares issuable upon exercise of stock options exercisable within 60 days.
(10) Includes 253,652 shares issuable upon exercise of stock options exercisable within 60 days. Does not include 6,000 shares held of record by irrevocable trusts for the benefit of Mr. Pereira's nephews and nieces.

(11) Represents 14,850 shares issuable upon exercise of stock options exercisable within 60 days.
(12) Includes 300,000 shares issuable upon exercise of warrant exercisable within 60 days.
(13) Includes shares described in footnotes (4) through (12).

                                  MANAGEMENT

EXECUTIVE OFFICERS

     Officers are appointed by the Board of Directors and serve at the discretion of the Board. Set forth below is the name and age of each Named Officer of IMI, all positions and offices each holds with IMI and his business experience for the past five years:

NAME                       AGE                            POSITION(S)
-----------------------   ------   ------------------------------------------------------------
Tyce M. Fitzmorris(1)      54       Chairman of the Board of Directors, President
                                     and Chief Executive Officer

Gene M. Cochran(1)         56       Chief Financial Officer, Treasurer, Secretary and Director

Eric Espenhahn             31       Vice President-Product Development

Jaime Pereira              31       Vice President-Engineering

----------------
(1) The prior business experience of this Named Officer is set forth above in the section entitled "Proposal 1. Election of Directors".

     Mr. Espenhahn has served as Vice President-Product Development since the Company's inception in June 1989. Mr. Espenhahn also served as a director of the Company from June 1989 until July 1996, when he resigned from the Board of Directors. From 1985 until 1989, Mr. Espenhahn was employed by Vistech Corporation ("Vistech") and for a short period by an affiliate of Inex Vision Systems (Inex, Inc.), the company that purchased Vistech's assets, as a computer vision software engineer.

     Mr. Pereira has served as Vice President-Engineering since April 1992. Mr. Pereira joined the Company as a senior engineer in September 1989. Prior to September 1989, Mr. Pereira was employed by Vistech and then Inex, Inc.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows all compensation paid to the Company's Named Officers for all services rendered to the Company for each of the last two completed fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                    -----------------------------
                                                    SALARY           BONUS
NAME AND PRINCIPAL POSITION                YEAR       ($)             ($)
---------------------------------------   -------   ----------   ----------------
Tyce M. Fitzmorris                         1996       200,000            40,000(1)
 Chairman of the Board of Directors,       1995       200,000           245,000(2)
 President and Chief Executive Officer

Gene M. Cochran                            1996       108,846            11,000(1)
 Chief Financial Officer, Treasurer,       1995        44,845                 -
 Secretary and Director

Eric Espenhahn                             1996       119,423            14,375(1)
 Vice President-Product Development        1995       115,000           115,000(2)

Jaime Pereira                              1996       119,423            14,375(1)
 Vice President-Engineering                1995       115,000            90,000(2)

----------------
(1) Bonus awarded by the Board of Directors in recognition of technological development of the MICRO21 system and execution of strategic development and license agreements.

(2) Bonus awarded by the Board of Directors in recognition of progress with development of the MICRO21 system and closing of the Coulter Distribution Agreement, and taking into account past services performed without compensation.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options for the purchase of Common Stock to the Named Officers during the year ended December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Officers certain information concerning the number of options exercised by each of them in the fiscal year ended December 31, 1996 and the value of such Named Officers' unexercised options as of December 31, 1996.


                                                                         NUMBER OF                    VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS A               IN-THE-MONEY OPTIONS
                          SHARES                                   DECEMBER 31, 1996(#)             AT DECEMBER 31, 1996($)(1)
                          ACQUIRED           VALUE         ---------------------------------   --------------------------------
NAME                   ON EXERCISE(#)      REALIZED($)     EXERCISABLE       UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
--------------------   -----------------   -------------   --------------   ----------------   --------------   ---------------
Tyce M. Fitzmorris               -                     -       169,306             39,071         1,122,499          259,041
Gene M. Cochran              3,000                14,010(2)     29,625             35,625           138,349          166,369
Eric Espenhahn                   -                     -       169,306             39,071         1,122,499          259,041
Jaime Pereira               62,513             1,012,363       227,605             39,071         1,456,171          259,171

----------------
(1) Calculated by determining the difference between the exercise price of the options and $6.67, the average closing price of the Company's Common Stock for the five business days preceding December 31, 1996.

(2) Calculated by determining the difference between the exercise price of the options and $6.67, the fair market value of the Common Stock on December 31, 1995, as determined by the Board of Directors.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND PERFORMANCE GRAPH SET FORTH HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         COMPENSATION COMMITTEE REPORT

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three members, all of whom are outside directors of the Company. The Compensation Committee provides overall guidance on the Company's compensation and benefits philosophy. In addition, the Compensation Committee approves and monitors the Company's:

  /bullet/ executive compensation and benefits programs
  /bullet/ executive employment agreements, if any /bullet/ 1990 Stock Option Plan

     The primary objectives of the Compensation Committee are to assure that the Company's executive compensation and benefits program:

  /bullet/ reflects the Company's entrepreneurial orientation
  /bullet/ is competitive with other growing technology-based companies
  /bullet/ safeguards the interests of the Company and its stockholders
  /bullet/ is effective in driving performance to achieve financial goals and create stockholder value
  /bullet/ fosters teamwork on the part of management
  /bullet/ is cost-efficient and fair to employees, management, and stockholders /bullet/ is well communicated and understood by program participants

     The Company's executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company's existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

     The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses and long-term incentive award through stock options. The Company, as a matter of policy, places substantial emphasis on long-term stock options since this form of compensation is viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

BASE SALARY

     The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other technology-based companies of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

     The Compensation Committee determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer's base salary involves subjective considerations.

INCENTIVE BONUSES

     A significant component of an executive officer's total cash compensation may consist of an incentive bonus, which is intended to make the executive officer's compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team.

     In 1996, the calculation of incentive bonuses was made based on the achievement of several marketing, engineering and product development milestones. These milestones included:

     /bullet/ commercial release and acceptance of the Company's
              MICRO21 system, an intelligent automated microscope system for diagnostic use in hospital, commercial reference and physician-group laboratories. The Company implemented the most commonly performed clinical laboratory procedure, the white blood cell differential, including the white blood cell morphology, red blood cell morphology and platelet estimate, as the first MICRO21 procedure.

     /bullet/ obtaining U.S. Food and Drug Administration ("FDA")
              510(k) clearance for two additional commonly performed microscopic procedures (reticulocyte count and anti-nuclear bodies) and achieving substantial progress with respect to a third procedure, nDNA (an indirect enzyme antibody test). FDA 510(k) clearance for the nDNA procedure was received in January 1997.

     /bullet/ successful completion of the Company's initial public offering in March 1996, which allowed the Company to pay its indebtedness and to build substantial cash reserves to fund operations until profitability is achieved.

     /bullet/ improvements made to the MICRO21's software and hardware, resulting in a less expensive and more efficient product intended, in part, to expand the Company's customer base to include lower volume laboratories.

     /bullet/ entry into strategic alliances with licensors of microscope slide preparation technology (consisting of DiaSys Corporation and MonoGen, Inc.), furthering the Company's ability to integrate into a single workstation system all parts of the microscopy process: slide preparation, automatic slide loading, slide review and data collection.

     The foregoing achievements also played a role in determining executive salaries for 1997. The Compensation Committee expects that the achievement of additional performance targets and goals will have a direct impact on eligibility for and the amount of executive incentive bonuses awarded in 1997 and the determination of 1998 executive salaries. These targets and goals may include:

     /bullet/ the Company's ability to place MICRO21 systems with end users in the U.S. and abroad through its own sales and marketing efforts, following the Company's termination of its exclusive distribution arrangement with Coulter Corporation.

     /bullet/ the Company's ability to increase its potential customer base, including foreign end users and lower volume laboratories.

     /bullet/ obtaining FDA clearance for five additional procedures for use on the MICRO21 white blood cell estimate, body fluid analysis, bone marrow analysis, urinalysis, and urine cytological analysis.

     /bullet/ significant progress in the development of the MICRO21
              "workstation" system.

     /bullet/ achieving profitability.

LONG-TERM STOCK OPTION COMPENSATION

     The Compensation Committee believes that providing all employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Company's stockholders. Stock options, awarded under the Company's 1990 Stock Option Plan, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers and other employees and consultants over the long term. Through the grant of stock options, the Company has encouraged its managers and other employees and consultants to obtain and hold the Company's stock. Stock options granted to employees are tied to future performance of the Company's stock and will provide value only when the price of the Company's stock exceeds the option grant price.

     The Compensation Committee determines and makes final decisions regarding stock option awards made under the Company's 1990 Stock Option Plan. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices play an integral role in the determination of the number of options awarded to a particular executive officer or employee. In determining the size of the individual award of options, the Compensation Committee also considers the amounts of options outstanding and previously granted, the amount of options remaining available for grant under the Company's 1990 Stock Option Plan, the aggregate amount of current awards, and the amount necessary to retain qualified personnel.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to all employees to afford them an opportunity to participate in the Company's future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders.

     Stock options are typically awarded based on an assessment of each recipient's ongoing contribution to overall corporate performance. As a means to encourage a stock option recipient to remain in service with the Company, stock option awards vest over time, over a period of four years from the date of grant. All incentive stock options have exercise prices at least equal to the fair market value of the Company's stock on the date of grant.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the 1996 compensation for Mr. Fitzmorris, the Company's founder, Chairman of the Board of Directors, President and Chief Executive Officer.

     Mr. Fitzmorris' base salary was $200,000 in 1996, $200,000 in 1995 and $140,000 in 1994. Mr. Fitzmorris' bonus in 1996 of $40,000 was paid to him in recognition of the Company's achievement of the technological developments and capital raising goals discussed above with respect to executive officers generally.

     At December 31, 1996, Mr. Fitzmorris had available for exercise options to purchase 169,306 shares of Common Stock, with an additional 39,071 options due to vest in increments during 1997. The options were granted to him in July 1993 at an exercise price equal to their then fair market value of $.03667 per share. Due to the relatively large number of options granted to and held by Mr. Fitzmorris, the Compensation Committee did not grant Mr. Fitzmorris any additional stock options during 1996.

     Mr. Fitzmorris has fulfilled an integral and critical role in the development of the Company as a whole, including but not limited to the achievement of the Company's 1996 milestones, and it is the Compensation Committee's expectation that he will continue to have an important influence on the Company's achievement of the targets and goals outlined above for 1997. The Compensation Committee believes that Mr. Fitzmorris' compensation arrangement reflects the above-described executive compensation philosophy of the Company designed to align management compensation closely with financial performance and increased stockholder value.

IRS MATTERS

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance-based are disallowed for publicly traded companies. Given that levels of compensation paid by the Company are expected to be significantly below $1 million, the Compensation Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program as performance-based compensation within the meaning of
Section 162(m).

                                        COMPENSATION COMMITTEE:
                                        George Masters
                                        James Skinner
                                        William Whittaker

                               PERFORMANCE GRAPH

     The following graph illustrates a nine (9) month comparison of cumulative total returns for the Company's Common Stock, the S&P SmallCap 600 Index, and the S&P Health Care (Medical Products & Supplies) Index from March 21, 1996 through December 31, 1996. Cumulative total return for the periods shown in the Performance Graph is measured assuming an initial investment of $100 on March 21, 1996, the date of the Company's initial public offering, and the reinvestment of dividends, if any.

NOTE: MANAGEMENT CAUTIONS THAT THE HISTORIC STOCK PRICE PERFORMANCE INFORMATION SHOWN IN THE GRAPH PROVIDED MAY NOT BE INDICATIVE OF CURRENT STOCK PRICE LEVELS OR FUTURE STOCK PRICE PERFORMANCE.

                 COMPARISON OF 9 MONTH CUMULATIVE TOTAL RETURN*
     AMONG INTELLIGENT MEDICAL IMAGING, INC., THE S & P SMALLCAP 600 INDEX
         AND THE S & P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX

                                                    3/96      6/96       9/96     12/96
                                                    -------   -------   -------   -------
Intelligent Medical Imaging, Inc.                      95       119      115         51
S & P Smallcap 600                                    102       107      111        117
S & P Health Care (Medical Products & Supplies)        99        98      109        110

* $100 INVESTED ON 3/21/96 IN STOCK OR ON 2/29/96 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                            ADDITIONAL INFORMATION

     The Company's Annual Report for 1996, including financial statements, has been mailed to all stockholders of record as of March 31, 1997. A copy of IMI's Annual Report to Stockholders and/or Annual Report on Form 10-K will be sent without charge to any stockholder who requests it in writing by mail or by telecopy. Requests should be addressed to Gene M. Cochran, Chief Financial Officer, Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410, FAX (561) 627-0409.

                                 OTHER MATTERS

     The Board does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If any other proposal should be presented at the Annual Meeting, and it is a matter which can properly come before the Annual Meeting, the representatives of the Board named in the enclosed proxy form intend to vote your proxy in accordance with their best judgment.

                                        By Order of the Board of Directors,


                                        Gene M. Cochran
                                        CORPORATE SECRETARY

Dated: April 21, 1997

                                     PROXY
                       INTELLIGENT MEDICAL IMAGING, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 1997

     The undersigned hereby appoints Tyce M. Fitzmorris and Gene M. Cochran, and each of them, with full power of substitution, as proxies to vote the shares of Common Stock of Intelligent Medical Imaging, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410 on May 22, 1997, at 2:00 p.m. (Florida time), or at any and all adjournments and postponements thereof.

     THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE, IN THEIR DISCRETION, PROVIDED THAT THEY WILL NOT VOTE IN THE ELECTION OF DIRECTORS FOR PERSONS FOR WHOM AUTHORITY TO VOTE HAS BEEN WITHHELD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                    SEE REVERSE SIDE


[X] Please mark votes as in example.

1. Election of Directors                                  2. To ratify the appointment of Ernst &   FOR [ ] AGAINST [ ] ABSTAIN [ ]
NOMINEES: Gene M. Cochran, James E. Davis, Tyce M.           Young LLP as independent auditors
Fitzmorris, R. Wayne Fritzsche, George Masters,              for the ensuing year and until their
James Skinner, William Whittaker                             successors are elected and qualified.
 FOR ALL [ ]  WITHHOLD ALL [ ]


 [ ]  ______________________________________              3. To transact such other business as may properly come before
      For all nominees except as noted above                 the meeting or any adjournment thereof.

                                                             MARK HERE    [ ]         MARK HERE    [ ]
                                                             FOR ADDRESS              IF YOU PLAN
                                                             CHANGE AND               TO ATTEND
                                                             NOTE AT LEFT             THE MEETING


                                                             IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                                                             YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE PROXY
                                                             IN THE ENVELOPE PROVIDED.

Signature: _____________________   Date: _______________   Signature: ________________________   Date: ________________